Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	William M. Lowe, Jr.	Dean W. Dimke
	Executive Vice President and	Director of Corporate and
	Chief Financial Officer	Investor Communications
	864-963-6484	954-766-2806
	billlowe@kemet.com	deandimke@kemet.com

KEMET ANNOUNCES COST SAVING INTIATIVES

Greenville, South Carolina (December 22, 2008) - KEMET Corporation (NYSE: KEM) announced today that it is taking several initiatives to minimize the impact of the downturn in the world economy.   The Company currently expects that net sales, excluding the wet tantalum assets which were sold in September 2008, will decline approximately fourteen to seventeen percent in the third fiscal quarter ending December 31, 2008, as compared to the second fiscal quarter ended September 30, 2008.  Accounting for currency exchange rates, primarily the Euro, the decline is approximately nine to twelve percent.  Previously, the Company indicated an anticipated decline of approximately seven percent.

The Company is eliminating approximately 1,500 manufacturing jobs representing approximately 14% of the Company’s total workforce.  The job reductions will begin immediately and be completed by mid-January 2009.  The total cost savings from these actions will be approximately $4.0 million per quarter or $16.0 million annually.  There will be a one time implementation charge of approximately $2.0 million which will be accounted for in the current fiscal quarter, ending December 31.  As sales volume returns to more normal levels, these manufacturing positions will be re-staffed, where prudent, with contract labor.

Additionally, to adjust inventories to match reduced customer demand and to maximize available cash, the Company will extend its normal holiday plant shut-down schedules at many of its manufacturing facilities between December 23, and January 5, 2009.  The Company will continue to ship product from existing inventories during this period.

“It is imperative that in this time of worldwide economic slowdown we match our costs to the reality of our current market environment,” said Per Loof, KEMET’s Chief Executive Officer. “We are taking immediate actions to maximize cash flow by continuing to reduce costs, working capital, and capital expenditures.  We took aggressive actions to reduce costs earlier this year, and started realizing benefits in our second quarter as well as early within this current quarter.  Regardless of these encouraging results, we cannot ignore the reduction in our sales volume that we are experiencing due to the current economic environment.  We must and we will keep our costs in line with our revenue.  Our goal remains steadfast to bringing KEMET back to profitability as quickly as possible,” continued Loof.

P.O. Box 5928, Greenville, South Carolina 29606 U.S.A. Tel: 864.963.6300 Fax: 864.963.6521

The Company also announced, where possible, that it will impose a ten percent reduction in pay for all salaried employees effective January 1, 2009, excluding those on a commission based salary.  To implement this action, negotiations are underway with all labor unions where employees are represented by collective bargaining agreements.  In the U.S., the Company will also temporarily suspend its 401(k) matching percentage, reducing it from six to zero.    Permanent reductions will also be made in several retiree benefit programs.  Salary reductions for affected employees are expected to be restored when the financial performance of the company returns to acceptable levels. There is no implementation cost associated with the salary and benefits reductions.  Savings from these initiatives will be approximately $1.0 million per month.

Total cash savings to the Company from all of these initiatives will be approximately $7.0 million per quarter commencing in February 2009, after severance expenses are paid in January 2009.

For more information on the Company and these initiatives please see the message to KEMET Stakeholders from Per Loof on Kemet.com.

KEMET Corporation (KEM) applies world-class service and quality to deliver industry-leading, high-performance capacitance solutions to its customers around the world. KEMET offers the world’s most complete line of surface-mount and through-hole capacitor technologies across tantalum, ceramic, film, aluminum, electrolytic, and paper dielectrics. KEMET’s common stock is listed on The New York Stock Exchange under the symbol KEM. Additional information about KEMET can be found at http://www.kemet.com .

CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS

Certain statements included herein contain forward-looking statements within the meaning of federal securities laws about KEMET Corporation (the “Company”) financial condition and results of operations that are based on management’s current expectations, estimates and projections about the markets, in which the Company operates, as well as management’s beliefs and assumptions. Words such as “expects,” “anticipates,” “believes,” “estimates,” variations of such words and other similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in, or implied by, such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof. The Company undertakes no obligation to update publicly any of these forward-looking statements to reflect new information, future events or otherwise.

Factors that may cause actual outcome and results to differ materially from those expressed in, or implied by, these forward-looking statements include, but are not necessarily limited to, availability, sourcing and pricing of raw materials, pressures on sales prices and volumes due to competition and economic conditions, reliance on and financial viability of significant customers, operating performance of joint ventures, alliances and other equity investments, technological advancements, employee relations, changes in construction spending, capital expenditures and long-term investments (including those related to unforeseen acquisition opportunities), continued availability of financial resources through financing arrangements and operations, outcomes of pending or threatened legal proceedings, negotiation of new or modifications of existing contracts for asset management and for property and equipment construction and acquisition, regulations governing tax laws, other governmental and authoritative bodies’ policies and legislation, and proceeds received from the sale of assets held for disposal. In addition to these representative factors, forward-looking statements could be impacted by general domestic and international economic and industry conditions in the markets where the Company competes, such as changes in currency exchange rates, interest and inflation rates, recession and other economic and political factors over which the Company has no control. Other risks and uncertainties may be described from time to time in the Company’s other reports and filings with the Securities and Exchange Commission.            ####